Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2009

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – November 12, 2009 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the third quarter and nine months ended September 30, 2009.

For the third quarter of 2009, PharmAthene recognized revenues of $6.8 million compared to $10.7 million in the same period of 2008. For the nine months ended September 30, 2009 and 2008, the Company reported revenues of $20.4 million and $27.4 million, respectively. Revenues consisted primarily of contract funding from the U.S. government for the development of SparVax™, Valortim® and Protexia®.

Research and development expenses were $7.6 million and $9.4 million for the quarter ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009 and 2008, research and development expenses were $22.8 million and $26.5 million, respectively. Research and development expenses for each period consisted primarily of research and development activities related to SparVax™, Valortim® and Protexia® development programs and, to a lesser extent, of activities related to  RypVax™ and the Company’s third generation rPA anthrax vaccine program.

General and administrative expenses were $6.2 million and $4.8 million for the quarter ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009 and 2008, general and administrative expenses were $15.8 million and $14.7 million, respectively. The increases in general and administrative expenses for both periods were primarily due to costs associated with the transitioning of the Company’s development and manufacturing activities as well as other general and administrative functions from the UK to the United States, and with preparing and submitting various bids and proposals, along with increased non-cash, stock-based compensation costs for the nine month period.

For the third quarter of 2009, PharmAthene’s net loss was $14.0 million, or $0.50 per share, compared to $4.3 million or $0.20 per share, in the same period of 2008. For the nine months ended September 30, 2009, the Company’s net loss was $26.6 million, or $0.97 per share, compared to $31.2 million, or $1.41 per share in the same period of 2008.

On July 28, 2009, PharmAthene issued 2-year, 10% unsecured senior convertible notes and common stock purchase warrants (“New Convertible Notes and Warrants”) in a private placement in the aggregate principal amount of approximately $19.3 million. This private placement included the issuance of $10.5 million in New Convertible Notes and Warrants to new investors for cash and $8.8 million in New Convertible Notes and Warrants in exchange for 8% senior unsecured convertible notes due August 3, 2009 (“Old Notes”) and accrued interest in the same amount.  The New Convertible Notes issued in exchange for the Old Notes were accounted for as an early extinguishment of debt, resulting in a non-cash loss on extinguishment of debt of approximately $4.7 million.  The proceeds from the sale of the New Convertible Notes and Warrants were used to repay $5.5 million of our Old Notes that were not exchanged for the New Convertible Notes and Warrants and to repay all outstanding amounts and fees under our existing credit facility.

As of September 30, 2009, available cash, cash equivalents and short term investments were $11.6 million.  In addition, billed and unbilled accounts and other receivables were $18.7 million at September 30, 2009.  The Company estimates that at its currently projected rate of net cash consumption, the existing sources of cash and cash receipts from contract receivables will be sufficient to fund operations through the end of 2010.

“We made excellent progress strengthening our balance sheet and continuing to advance our biodefense portfolio in the third quarter of 2009,” commented David P. Wright, President and Chief Executive Officer.  “New data from our Valortim® and third generation (3G) recombinant protective antigen (rPA) anthrax vaccine programs were presented at the Bacillus - ACT 2009 annual meeting in September.  These new data suggest that Valortim® may be capable of killing B. anthracis directly, in addition to its potent toxin neutralization activity.”

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s third quarter and nine month financial and operational results on November 12, 2009, at 11:00 a.m., E.T. The dial-in number for U.S. callers is 866-700-7173 and for international callers is 617-213-8838.  The participant passcode is 45158592.

A replay of the conference call will be available beginning at approximately 2:00 p.m. Eastern Time on November 12, 2009 until approximately 11:59 p.m. Eastern Time December 12, 2009. The dial-in number from within the United States is 888-286-8010.  For international callers, the dial-in number is 617-801-6888.  The participant passcode is 97434742.

The webcast of the conference call will be available until December12, 2009 and can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene’s lead product development programs include:

•                  SparVax(TM) - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Third generation rPA anthrax vaccine

•                  Valortim(R) - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                  Protexia(R) - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax(TM) - a recombinant dual antigen vaccine for plague

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; “will”; “project”; “potential”; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, including without limitation our bid related to SparVax™ under the DHHS Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

-Tables Follow-

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$4,188,272	$19,752,404
Restricted cash	—	12,000,000
Short-term investments	7,382,329	3,190,912
Accounts receivable	5,055,107	8,890,077
Other receivables (including unbilled receivables)	13,668,072	1,391,512
Prepaid expenses and other current assets	1,765,758	917,125
Total current assets	32,059,538	46,142,030

Long-term restricted cash	—	1,250,000
Property and equipment, net	6,207,971	5,313,219
Patents, net	930,350	925,489
Other long-term assets and deferred costs	423,530	257,623
Goodwill	2,348,453	2,502,909
Total assets	$41,969,842	$56,391,270

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,030,171	$3,870,871
Accrued expenses and other current liabilities	15,252,530	14,624,757
Convertible notes	—	13,377,505
Current portion of derivative instruments	47,431	—
Current portion of long-term debt	—	4,000,000
	16,330,132	35,873,133

Other long-term liabilities	446,390	626,581
Derivative instruments	2,126,868	—
Convertible notes and other long-term debt	16,579,864	928,117
Total liabilities	35,483,254	37,427,831

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 28,091,635 and 25,890,143 shares issued and outstanding, respectively	2,809	2,589
Additional paid-in-capital	156,242,571	142,392,163
Accumulated other comprehensive income	879,759	386,351
Accumulated deficit	(150,638,551)	(123,817,664)
Total stockholders’ equity	6,486,588	18,963,439
Total liabilities and stockholders’ equity	$41,969,842	$56,391,270

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Contract revenue	$6,830,399	$10,643,705	$20,423,513	$27,377,207
Other revenue	—	32,461	—	53,612
	6,830,399	10,676,166	20,423,513	27,430,819
Operating expenses:
Research and development	7,609,794	9,414,093	22,769,749	26,475,436
General and administrative	6,224,868	4,803,190	15,787,115	14,655,971
Acquired in-process research and development	—	225,000	—	16,131,002
Depreciation and amortization	247,747	205,409	639,924	641,425
Other expenses	274,005	—	1,158,566	—
Total operating expenses	14,356,414	14,647,692	40,355,354	57,903,834

Loss from operations	(7,526,015)	(3,971,526)	(19,931,841)	(30,473,015)
Other income (expenses)
Interest income	61,743	250,014	258,841	1,083,949
Interest expense	(748,892)	(628,470)	(1,949,402)	(1,947,245)
Loss on early extinguishment of debt	(4,690,049)	—	(4,690,049)	—
Change in fair value of derivative instruments	(1,059,509)	7,604	(295,218)	123,148
Total other income (expenses)	(6,436,707)	(370,852)	(6,675,828)	(740,148)

Net loss	(13,962,722)	(4,342,378)	(26,607,669)	(31,213,163)
Basic and diluted net loss per share	$(0.50)	$(0.20)	$(0.97)	$(1.41)
Weighted average shares used in calculation of basic and diluted net loss per share	28,077,348	22,095,545	27,388,761	22,089,949